Exhibit 5.1

Bennett Jones LLP 4500 Bankers Hall East, 855 2nd Street SW Calgary, Alberta, T2P 4K7 Canada T: 403.298.3100 F: 403.265.7219

November 21, 2023

DIRTT Environmental Solutions Ltd.

7303 – 30th Street SE

Calgary, Alberta T2C 1N6

Dear Sirs/Mesdames:

Re:	DIRTT Environmental Solutions Ltd. – Rights Offering

Introduction

We have acted as counsel in Alberta to DIRTT Environmental Solutions Ltd., an Alberta corporation (the “Company”), in connection with the proposed distribution of transferable subscription rights (the “Rights”) to purchase up to an aggregate of 85,714,285 common shares in the capital of the Company (the “Rights Shares”) to holders of common shares of the Company (the “Rights Offering”). The Rights and the Rights Shares will be issued in the United States pursuant to a prospectus (as amended through the date hereof including all exhibits thereto) (the “Prospectus”) included in the Registration Statement on Form S-1 (Registration No. 333-275172) (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 26, 2023. All capitalized terms not defined in this opinion letter shall have the terms ascribed thereto in the Prospectus. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an Exhibit.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

i.	the Registration Statement;

ii.	the Prospectus;

iii.	a certificate of status dated November 20, 2023 in respect of the Company issued pursuant to the Business Corporations Act (Alberta);

iv.	a certificate of an officer of the Company dated November 21, 2023 on which we have relied as to various matters of fact expressed therein that we have not verified independently; and

v.

resolutions adopted by the board of directors of the Company, dated November 20, 2023 relating to the proposed issuance of the Rights and the Rights Shares, the Registration Statement and other matters related thereto, as certified by an officer of the Company as at November 21, 2023.

In addition, we have considered such questions of law, examined such other documents and conducted such investigations as we have considered necessary to enable us to express the opinions set forth herein.

Applicable Law

We are solicitors qualified to carry on the practice of law in Alberta and we express no opinions as to any laws, or any matters governed by any laws, other than the laws of Alberta and the federal laws of Canada applicable in Alberta that are in effect on the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

Assumptions

In providing the opinions expressed herein, we have assumed:

(a)

the genuineness of all signatures, the authority and legal capacity of all individuals, the authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies;

(b)

all documents submitted to us have been executed in the form reviewed by us and have not been amended or modified since the date they were submitted to us, by written or oral agreement or by conduct of the parties thereto, or otherwise;

(c)

the legal existence, power and capacity of all parties to the documents submitted to us other than the Company; the due authorization, execution and delivery of the documents submitted to us by all parties thereto other than the Company; and each of the documents submitted to us constitutes a legal, valid and binding obligation of the parties thereto, other than the Company, enforceable against each such party in accordance with its terms;

(d)	the Rights and Rights Shares will be issued and delivered in the manner contemplated in the Registration Statement and Prospectus;

(e)

the indices and filing systems maintained at public offices that we have searched were accurate and complete on the dates of our searches and that such search results, if dated prior to the date hereof, remain accurate and complete as of the date hereof;

(f)

that at or prior to the time of the issuance and delivery of the Rights and the Rights Shares, the Registration Statement will have been declared effective under the Securities Act and such effectiveness shall not have been terminated or rescinded; and

(g)

that at the time of the issuance and delivery of the Rights and the Rights Shares, no order, ruling or decision of any court, tribunal, securities commission or other regulatory or administrative body is in effect that restricts any trade or distribution in securities of the Company or that affects any person or company (including the Company) that engages in such a trade or distribution.

Opinions

Based upon and subject to the foregoing, we are of the opinion that:

1.

The Rights have been duly authorized by all necessary corporate action of the Company and, when the Registration Statement becomes effective under the Securities Act, the Rights will be, if and when issued and delivered in the manner contemplated by the Prospectus and Registration Statement, legal, valid and binding obligations of the Company.

2.

The Rights Shares have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon the exercise of the Rights and will be, if and when issued in the manner contemplated by the Prospectus and Registration Statement, including without limitation, the receipt by the Company of the consideration for the Rights Shares, validly issued as fully paid and non-assessable common shares in the capital of the Company.

Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of the firm’s name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Bennett Jones LLP